UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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☐	Preliminary proxy statement

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☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material Pursuant to Section 240.14a-12

VERTICALNET, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 5, 2005

To Our Shareholders:

The 2005 annual meeting of shareholders of Verticalnet, Inc. will be held at the offices of Morgan, Lewis & Bockius, LLP, 1701 Market Street, Philadelphia, Pennsylvania, 19103 on August 5, 2005, beginning at 10:00 a.m. local time. At the meeting, you will be asked to act on the following matters:

(1)	Election of three directors.

(2)	Any other matters that properly come before the meeting.

All holders of record of shares of Verticalnet’s common stock at the close of business on May 31, 2005 are entitled to vote at the meeting or any postponements or adjournments of the meeting.

YOUR VOTE IS IMPORTANT. PLEASE READ THE PROXY STATEMENT AND THE VOTING INSTRUCTIONS ON THE PROXY CARD AND THEN VOTE EITHER BY MAIL BY COMPLETING THE PROXY CARD AND RETURNING IT OR TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PRINTED ON THE PROXY CARD SENT TO YOU.

By order of the Board of Directors,

Christopher G. Kuhn
Vice President, General Counsel and Secretary June 27, 2005 Malvern, Pennsylvania

400 CHESTER FIELD PARKWAY

MALVERN, PENNSYLVANIA 19355

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareholders of Verticalnet, Inc. to be held on August 5, 2005 (the “Annual Meeting”), beginning at 10:00 a.m. local time, at the offices of Morgan, Lewis & Bockius, LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, and any postponements or adjournments thereof. Verticalnet first mailed these proxy materials to shareholders on or about June 27, 2005.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters listed in the Notice of Annual Meeting and any other matters that properly come before the meeting. In addition, the management team will report on the performance of Verticalnet during 2004 and respond to questions from shareholders.

Who can vote at the meeting?

All shareholders of record at the close of business on May 31, 2005, or the “record date,” are entitled to vote at the Annual Meeting and any postponements or adjournments of the meeting.

What are the voting rights of the holders of the common stock?

Holders of our common stock will vote on all matters to be acted upon at the Annual Meeting. Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon at the Annual Meeting.

Who can attend the Annual Meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares through a broker or other nominee, you must bring a copy of a brokerage statement reflecting your stock ownership as of the record date. Everyone must check in at the registration desk at the meeting.

How do I vote?

You may attend the Annual Meeting and vote in person. Alternatively, you may vote your shares by proxy:

•	by mail, or

•	by telephone

To vote by mail, simply mark, sign and date your proxy card and return it in the postage-paid envelope provided for receipt by us prior to August 5, 2005 (proxy cards received after 11:59 p.m., August 4, 2005 will not be counted). The enclosed proxy card contains instructions for telephone voting, which is available to shareholders 24 hours a day, 7 days a week until 10:00 a.m., Malvern, Pennsylvania time on August 4, 2005.

Please note that if your shares are held in “street name,” you must check the proxy card or contact your broker or nominee to determine if you will be able to vote by telephone. If you want to vote in person at the Annual Meeting and you hold Verticalnet common stock in street name, you must obtain a proxy card from your broker and bring that proxy card to the Annual Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

Please also note that by casting your vote by proxy in any of the ways listed above, you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions.

Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify shareholders are kept confidential except in certain circumstances where it is important to protect the interests of Verticalnet and its shareholders.

What if I do not indicate my preference on the proxy card?

If you do not indicate how you would like your shares to be voted for a particular proposal, your shares will be voted FOR the election of the nominated slate of directors. As to other matters as may properly come before the meeting (or any adjournments or postponements thereof), the proxy holders will vote as recommended by the Board of Directors. If no such recommendation is made, the proxy holders will be authorized to vote upon such matters in their own discretion.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Verticalnet either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and request to recast your vote. Attendance at the Annual Meeting will not, by itself, revoke a previously granted proxy.

What constitutes a quorum?

As of the record date, Verticalnet had 42,908,785 shares of its common stock outstanding. The presence at the Annual Meeting, in person or by proxy, of the holders entitled to cast at least a majority of votes which all shareholders are entitled to cast as of the record date will constitute a quorum. Broker non-votes, abstentions and votes withheld count as shares present at the Annual Meeting for purposes of a quorum.

What are the recommendations of the Board of Directors?

Unless you instruct otherwise on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board recommends a vote FOR the election of the nominated slate of directors.

The proxy holders will vote as recommended by the Board of Directors with respect to any other matter that properly comes before the Annual Meeting. If the Board of Directors gives no recommendation on any such matter, the proxy holders will vote in their own discretion.

What vote is required to approve each proposal?

Election of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD” authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Thus, the three candidates with the most affirmative votes will be elected at the Annual Meeting.

Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of the independent registered public accounting firm. Non-routine matters include matters such as amendments to stock plans. Therefore, if you do not give your broker or nominee specific instructions, your shares may not be voted on non-routine matters and will not be counted in the voting results. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum. Accordingly, broker non-votes will not be counted toward a nominee’s total of affirmative votes in the election of directors and will have no effect on the approval of the other proposals.

Who conducts the proxy solicitation and how much will it cost?

Verticalnet is soliciting the proxies and will bear the cost of the solicitation. Verticalnet has retained Georgeson Shareholder to aid in the solicitation. For these services, Verticalnet will pay Georgeson Shareholder a fee of $6,000 and reimburse it for out-of-pocket disbursements and expenses. Verticalnet may ask its officers and other employees, without compensation other than their regular compensation, to solicit proxies by further mailing or personal conversations, or by telephone, facsimile, Internet or other means of electronic transmission. Verticalnet will also, if asked, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of the common stock.

INFORMATIONAL NOTE REGARDING PRIOR STOCK SPLITS

Information in this proxy statement has been adjusted to reflect three separate stock splits of our common stock. A two-for-one stock split was effected on August 20, 1999 and another two-for-one stock split was effected on March 31, 2000. A one-for-ten reverse stock split was effected on July 15, 2002. All references to shares and per share amounts have been adjusted retroactively for these splits.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board of Directors is currently divided into three classes; two classes consist of three members and one class has four members. Each class has a three-year term. The classes expire in successive years.

The Board of Directors proposes that each of the nominees identified below, all of whom are currently serving as directors, be re-elected into the class listed below for a new term expiring at the annual meeting in the year listed below and until their successors are duly elected and qualified.

	Nominee For:		Current Director In:
Name	Class	Term Expiring	Class	Term Expiring
Nathanael V. Lentz	III	2008	III	2005
Vincent J. Milano	III	2008	III	2005
John N. Nickolas	III	2008	III	2005

Each of the nominees has consented to serve for the term indicated above. If any of them become unavailable to serve as a director prior to the end of their term, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The Board Recommends That You Vote “FOR” Each of the Following Class III Director Nominees:

NATHANAEL V. LENTZ, 42, has served as our President and Chief Executive Officer since November 2002. He was our Senior Vice President of Strategy and Marketing from August 2000 to November 2002, during which time he had responsibility for guiding our transition from an operator of Internet-marketplaces to a provider of supply management solutions. Prior to that, Mr. Lentz was a Vice President and Partner of Mercer Management Consulting, where he was employed from September 1991 to May

1998 and January 1999 to August 2000. While at Mercer, Mr. Lentz managed the San Francisco office and was a leader in their Global Process Industries and E-Commerce Practices. From May 1998 to November 1998, he was employed as Vice President of Strategic Development at CMC Industries, an electronic manufacturing services company located in Santa Clara, CA. Mr. Lentz received his MBA from Stanford University where he was an Arjay Miller scholar and a B.A. from Brown University.

VINCENT J. MILANO, 41, has served as a director since August 2003. Mr. Milano is currently serving as Vice President, Chief Financial Officer of ViroPharma Incorporated, a position he has held since November 1997. In addition, Mr. Milano has served as Vice President, Finance & Administration of ViroPharma since February 1997, as Treasurer since July 1996, and as Executive Director, Finance & Administration from April 1996 until February 1997. From 1985 until he joined ViroPharma, Mr. Milano was with KPMG LLP, independent certified public accountants, where he was a Senior Manager since 1991. Mr. Milano is a Certified Public Accountant. Mr. Milano received his B.S. in accounting from Rider College.

JOHN N. NICKOLAS, 38, has served as a director since February 2003. Mr. Nickolas has been Director, Finance & Accounting with The Philadelphia Phillies since July 2003. Prior to joining The Philadelphia Phillies, Mr. Nickolas had been a managing director with Internet Capital Group, Inc. since January 1999. During his tenure at Internet Capital Group, Mr. Nickolas served in a variety of roles including Chief Financial Officer of ICG Europe Ltd., a wholly owned subsidiary, and as a board member and Chief Financial Officer of Logistics.com, an Internet Capital Group partner company that was sold in December 2002. Prior to joining Internet Capital Group, Mr. Nickolas served in various financial positions with Safeguard Scientifics, Inc. from 1994 through 1998, most recently as Corporate Controller. Prior to joining Safeguard, Mr. Nickolas was an audit manager in the Philadelphia office of KPMG LLP. Mr. Nickolas graduated summa cum laude with a B.S. in Accounting from West Chester University.

Incumbent Directors

The following persons are serving as Class I directors, whose terms expire in 2006:

ROBERT F. BERNSTOCK, 54, has served as a director since December 2001. Mr. Bernstock has been the Executive Vice President of The Scotts Company and President of North America since June 2003. Prior to that, he was Senior Vice President and General Manager, Air Care, Food & Branded Commercial Markets of The Dial Corporation starting in October 2002. He was the President and Chief Executive Officer and a board member of Atlas Commerce from January 2001 to December 2001. Mr. Bernstock was President, Chief Executive Officer and a board member of Vlasic Foods International Inc. from March 1998 when Vlasic was spun-off from Campbell Soup Company, to December 2000. Vlasic filed voluntarily for bankruptcy in January 2001 under Chapter 11 of the United States Bankruptcy Code. Mr. Bernstock served as Executive Vice President of Campbell Soup Company and President of its Specialty Foods Division from July 1997 to March 1998. Prior to that, he was appointed President—U.S. Grocery Division and Senior Vice President of Campbell Soup Company in March 1996. Mr. Bernstock served as President—International Grocery Division of Campbell Soup Company from August 1994 to February 1996. He served as President—International Soup Division of Campbell Soup Company from June 1993 to July 1994 and was Vice President of Campbell Soup Company. Mr. Bernstock received his MBA from Harvard Business School and a B.A. from Hamilton College

WALTER W. BUCKLEY, III, 43, has served as a director since 1996. Mr. Buckley is co-founder, Chief Executive Officer, and Chairman of the Board of Internet Capital Group, Inc. Prior to joining Internet Capital Group, Mr. Buckley was Vice President of Acquisitions for Safeguard Scientifics, Inc. between 1991 and 1996. Mr. Buckley directed many of Safeguard’s investments and was also responsible for developing and executing Safeguard’s multi-media and Internet investment strategies. Mr. Buckley is also a member of the board of directors of ICG Commerce Holdings, Inc., CommerceQuest, Inc., and Marketron International, Inc. Mr. Buckley received his B.A. from the University of North Carolina, Chapel Hill.

MARK L. WALSH, 50, has served as a director since August 1997. He is the managing partner of Ruxton Associates, a private equity and investment firm he founded in April 2002. He was CEO of Air America Radio from November 2003 until April 2004. He also served as head of internet operations for the John Kerry Presidential Campaign from June 2003 through September 2003, and as Chief Technology Advisor to the Democratic National Committee from December 2001 until September 2002. He served as Chairman of the Verticalnet Board of Directors from July 2000 until February 2002. Prior to that, he served as President and Chief Executive Officer of Verticalnet from August 1997 to July 2000. Before joining Verticalnet, he was a Senior Vice President and corporate officer at America Online, Inc. from 1995 to 1997. He founded and managed AOL Enterprise, the business-to-business division of AOL. Prior to his position with AOL, Mr. Walsh was the President of GEnie, General Electric’s online service. He currently serves on a number of private company and non-profit boards of directors and advisors. He received his MBA from Harvard Business School and B.A. from Union College.

DARRYL E. WASH, 39, has served as a director since August 2004. Mr. Wash co-founded Ascend Venture Group, LLC in January 2000 and has served as its Managing Partner since January 2000. Ascend is a private investment firm specializing in the education and applied technology industries. Prior to founding Ascend, he served as a Managing Director of Peter J. Solomon Company, a New York-based private investment bank focused in the retail, communications, and education markets, from April 1995 to January 2000. Prior to that, Mr. Wash was employed in the Investment Banking Division of Goldman, Sachs & Co. from June 1991 to March 1995. Currently, Mr. Wash serves as a director of several Ascend portfolio companies as well as the National Association of Investment Companies. Mr. Wash received a B.A. in Economics from the University of California at Berkeley and an MBA from Stanford University.

The following persons are serving as Class II directors, whose terms expire in 2007:

JEFFREY C. BALLOWE, 49, has served as a director since July 1998. Mr. Ballowe is retired from Ziff-Davis, Inc. where he was President, Interactive Media and Development Group. Before leaving Ziff Davis at the end of 1997, Mr. Ballowe led the launches of five magazines, ZDNet on the Web, ZDTV (now TechTV), and the initial ZD/Softbank investment in Yahoo!, Inc. Currently he serves as a director of Onvia.com and as a member of the Advisory Board of Internet Capital Group, Inc. He is the co-founder and past President of the not-for-profit Electronic Literature Organization and a member of the Board of Trustees of Lawrence University. He has an MBA from the University of Chicago, an M.A. in French from the University of Wisconsin-Madison, and a B.A. from Lawrence University

MICHAEL J. HAGAN, 42, co-founded Verticalnet in 1995 and served as a director since 1995 and as Chairman of the board from February 2002 to May 23, 2005. Mr. Hagan has been Chairman and Chief Executive Officer of NutriSystem, Inc. since December 2002. Prior to that, he served as our President and Chief Executive Officer from January 2001 until February 2002, and Executive Vice President and Chief Operating Officer from January 2000 to January 2001. Prior to our founding, Mr. Hagan was Vice President and Senior Manager at Merrill Lynch Asset Management from 1990 to 1995. Currently he serves as a trustee of American Financial Realty Trust and Saint Joseph’s University. Mr. Hagan received a B.S. from St. Joseph’s University and was formerly a Certified Public Accountant.

GREGORY G. SCHOTT, 40, has served as a director since August 2003 and as Chairman since May 23, 2005. Mr. Schott served as Senior Vice President of Marketing for Agile Software Corporation from 2001 to 2002. From 1999 to 2001 Mr. Schott served as Vice President of Business Development for Agile. From 1997 to 1999, Mr. Schott served as Vice President of Marketing at Digital Generation Systems, Inc., a provider of digital distribution systems to the broadcast advertising industry. From 1996 to 1997, Mr. Schott served as Vice President of Operations, from 1995 to 1996 as Director of Business Development and from 1994 to 1995 as Director of Operations, all at Digital Generation Systems. From 1991 to 1994, Mr. Schott served as a management consultant at The Boston Consulting Group. Mr. Schott received a B.S. in Mechanical Engineering from North Carolina State University and an MBA from Stanford University.

Compensation of Directors

On November 2, 2004, the board of directors adopted a policy regarding compensation to the members of the board. Verticalnet pays its non-employee directors $10,000 once a year for regular service on the board in the form of a grant of restricted stock units (“RSUs”). The number of RSUs granted is determined by dividing $10,000 by the closing price of Verticalnet common stock on the date of grant, which is typically the date of the annual meeting of shareholders. The RSUs have an “exercise” price of $0.01 which is payable by the grantee upon distribution of the shares represented by the RSUs, and typically vest 25% each quarter after the date of grant. In addition, members of the Board are reimbursed for expenses they incur in attending meetings.

Additionally, each non-employee director receives an initial grant of 30,000 options upon joining the board and an annual grant of 20,000 options granted on the date of the Annual Meeting. The exercise price of the options is the closing price of Verticalnet common stock on the date of grant. The options are generally non-qualified stock options and 100% of the options vest in one year from the date of grant. Options have a maximum term of ten years, except that a director has 90 days to exercise after leaving the board. For fiscal 2004, Verticalnet granted 20,000 options and 7,407 RSUs to its non-employee directors. Pursuant to a policy established by his employer, Internet Capital Group, Mr. Buckley holds his options and RSUs for the exclusive economic benefit of Internet Capital Group.

Verticalnet pays the chair of the audit committee $5,000 and members of its audit committee $3,500 for each fiscal quarter that they serve on the committees. Verticalnet pays the members of its compensation, nominating, and corporate governance committees $1,500 for each fiscal quarter that they serve on the committee.

Board and Committees

The Board of Directors is currently composed of Messrs. Schott, Hagan, Lentz, Ballowe, Bernstock, Buckley, Milano, Nickolas, Walsh and Wash. As of May 23, 2005, Mr. Schott is the Chairman of the Board of Directors. The Board has determined that as of the Annual Meeting, Messrs. Ballowe, Buckley, Milano, Nickolas, Schott and Wash will be “independent directors” as that term is defined by the applicable listing standards of The Nasdaq Stock Market. The independent directors met regularly in executive session outside of the presence of directors who are not independent.

The Board met 14 times during 2004. Four of the meetings were regular meetings and the other ten were special meetings. Pursuant to our Corporate Governance Guidelines all directors are encouraged to attend annual and special meetings of shareholders. Messrs. Hagan, Lentz, and Nickolas were in attendance at our 2004 annual meeting of shareholders. The Board has established the following standing committees:

Audit Committee. The principal purposes of the audit committee of the Board of Directors (the “Audit Committee”) are to oversee our processes of accounting, auditing, financial reporting, internal controls and legal compliance functions, including without limitation, oversight of (i) the processes to insure the integrity of our consolidated financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent registered public accounting firm’s qualifications and independence; and (iv) the performance of our independent registered public accounting firm. In discharging its duties, the Audit Committee:

•	selects our independent registered public accounting firm and approves in advance any audit or non-audit service provided to us by our independent registered public accounting firm;

•	reviews and discusses consolidated financial statements with management and our independent registered public accounting firm;

•	reviews with management and our independent registered public accounting firm matters relating to our internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the outside audit, the independence of the independent registered public accounting firm and other matters relating to our financial condition;

•	reviews with management our disclosure controls and procedures;

•	reviews with management and our independent registered public accounting firm our compliance with applicable law and regulatory requirements;

•	reviews transactions that involve a potential conflict of interest; and

•	reviews our annual report on Form 10-K and our quarterly reports on Form 10-Q for filing with the Securities and Exchange Commission.

The Audit Committee acts pursuant to a written charter, a copy of which is posted on the Corporate Governance section of our website, www.verticalnet.com.

The Audit Committee is currently composed of Messrs. Milano, Ballowe and Schott, each of whom the Board has determined is “independent,” as that term is defined by applicable listing standards of The Nasdaq Stock Market. Mr. Milano is the Chairman of the Audit Committee. The Board has determined that Mr. Milano qualifies as an “audit committee financial expert” as defined under Item 401(h)(2) of Regulation S-K of the Securities Exchange Act of 1934, as amended. In 2004, the Audit Committee met 13 times.

Compensation Committee. The compensation committee of the Board of Directors (the “Compensation Committee”) is charged with reviewing Verticalnet’s general compensation policies; reviewing, approving, recommending and administering Verticalnet’s incentive compensation and stock option plans; and approving certain employment arrangements. The Compensation Committee acts pursuant to a written charter, a copy of which is posted on the Corporate Governance section of our website, www.verticalnet.com.

The Compensation Committee was comprised of Messrs. Ballowe and Bernstock until April 26, 2004. Since April 27, 2004, the Committee is comprised of Messrs. Buckley, Ballowe and Schott, each of whom the Board has determined is “independent,” as that term is defined by applicable listing standards of The Nasdaq Stock Market. Mr. Buckley is the Chairman of the Compensation Committee. In 2004, the Compensation Committee met three times.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee of the Board of Directors (the “Nominating and Corporate Governance Committee”) was created by resolution of the Board in April 2004. The Nominating and Corporate Governance Committee is responsible for identifying and recommending the director nominees to be selected by the Board for each annual meeting of shareholders; implementing the Board’s criteria for selecting new directors; developing, reviewing and recommending to the Board a set of corporate governance policies applicable to Verticalnet; and providing oversight for the evaluation of the performance of the Board. The Nominating and Corporate Governance Committee acts pursuant to a written charter, a copy of which is posted on the Corporate Governance section of our website, www.verticalnet.com.

The Nominating and Corporate Governance Committee is currently composed of Messrs. Nickolas, Buckley and Milano, each of whom the Board has determined is “independent,” as that term is defined by applicable listing standards of The Nasdaq Stock Market. Mr. Nickolas is the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met two times in 2004.

Director Candidates

Shareholders may recommend director candidates for inclusion by the Board of Directors in the slate of nominees which the Board recommends to shareholders for election. The qualifications of recommended candidates will be reviewed by the Nominating and Corporate Governance Committee. If the Board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, his or her name will be included in Verticalnet’s proxy card for the shareholder meeting at which his or her election is recommended.

Shareholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names and background to Mr. Nickolas, Chairman of the Nominating and Corporate Governance Committee, at the address set forth below under “Shareholder Communications.” The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. The Nominating and Corporate Governance Committee is authorized to retain advisers and consultants and to compensate them for their services. The Nominating and Corporate Governance Committee did not retain any such advisers or consultants during 2004.

Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or by other persons. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Corporate Governance Committee will apply the criteria which are set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, age, experience, diligence, conflicts of interest and the ability to act in the interests of all shareholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Shareholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the Board, by the procedures set forth herein under “Shareholder Proposals for the 2006 Annual Meeting.”

Executive Officers

The following table sets forth the name, age, and position of each person who was serving as an executive officer as of May 31, 2005.

Name	Age	Position
Nathanael V. Lentz	42	President and Chief Executive Officer
Gene S. Godick	39	Executive Vice President and Chief Financial Officer
Brent W. Habig	35	Executive Vice President, Sales and Consulting
Christopher G. Kuhn	53	Vice President, General Counsel, and Secretary

Set forth below is biographical information about each of our executive officers, except for Mr. Lentz whose biographical information is provided above under “Proposal No. 1 – Election of Directors.”

NATHANAEL V. LENTZ – see biographical description above.

GENE S. GODICK - has served as our Executive Vice President and Chief Financial Officer since February 2003. Mr. Godick also previously served as our Chief Financial Officer from June 1998 until October 2001 and as a financial consultant to the Company from November 2002 to February 2003. For the period from December 2001 through June 2002, Mr. Godick served as the Chief Financial Officer of TargetRx, Inc., a privately owned company based in Horsham, Pennsylvania. From 1997 until 1998 he worked as a senior manager at KPMG LLP in their information, communications and entertainment practice, with a focus on high technology companies. Prior to joining KPMG, Mr. Godick was President and Chief Financial Officer of Industrial Construction, Inc., a privately owned environmental remediation firm, from 1994 to 1997. From 1987 until 1994, Mr. Godick was an accountant and manager for Arthur Andersen LLP’s Enterprise Group, which provided services to emerging growth technology and software companies. Mr. Godick received a B.S. from Villanova University and is an inactive Certified Public Accountant in the Commonwealth of Pennsylvania.

BRENT W. HABIG – has served as our Executive Vice President, Sales and Consulting since January 2004. Mr. Habig was previously President and Chief Executive Officer of Tigris Corp. which he founded in 1996. Prior to founding Tigris, Mr. Habig built and led a specialized technology group to support Bristol-Myers Squibb’s global strategic sourcing initiative. Mr. Habig graduated from Oberlin College with a degree in Chinese Literature and Piano Performance and a concentration in Biochemistry. He is a member of Phi Beta Kappa. He also researched medical anthropology and lived in China for several years, in part through the esteemed Thomas J. Watson Fellowship. Mr. Habig is fluent in Mandarin Chinese.

CHRISTOPHER G. KUHN - has served as our Vice President, General Counsel, and Secretary since October 2002. From February 2000 through October 2002, Mr. Kuhn was Verticalnet’s Vice President of Legal Affairs and Assistant Secretary. From December 1998 through February 2000, he was General Counsel of the Company. Prior to that, he was an attorney with the law firm of Silberman & DiFilippo from 1989 to 1998. Mr. Kuhn received a B.A. from West Chester State College and a J.D. from the Delaware Law School.

Summary Compensation Table

The following table sets forth information concerning total compensation earned or paid during the years ended December 31, 2004, 2003 and 2002 to Verticalnet’s chief executive officer and its four other most highly compensated executive officers whose salary and bonus exceed $100,000 for the year ended December 31, 2004 (the “named executive officers”), for services rendered to Verticalnet during each of the last three fiscal years.

Summary Compensation Table

		Annual Compensation		Long Term Compensation
Name and Principal Position	Fiscal Year	Annual Salary	Bonus	No. of Stock Options Granted	Restricted Stock Awards (11)		All Other Compensation
Nathanael V. Lentz	2004	$382,083	$63,334	114,514	$227,884	(6)	—
President and Chief Executive Officer (1)	2003	$360,013	—	300,890	—		—
	2002	$244,913	—	100,000	$93,000	(7)	—
Gene S. Godick	2004	$327,500	$50,000	83,440	$170,912	(8)	—
Executive Vice President and Chief Financial Officer (2)	2003	$275,000	—	319,237	$63,000	(9)	—
Brent W. Habig	2004	$263,077	$30,000	150,000	—		$4,789
Executive Vice President, Sales and Consulting (3)
Orville A. Bailey	2004	$154,024	—	—	—		$250,000
Executive Vice President, Alliances and Business Development (4)
Christopher G. Kuhn	2004	$180,125	$18,000	48,996	$113,940	(10)	—
Vice President - General Counsel and Secretary (5)	2003	$170,456	—	138,169	—		—
	2002	$141,230	$14,000	15,000	—		—

(1)	Mr. Lentz has served as President and Chief Executive Officer since November 2002.

(2)	Mr. Godick returned to Verticalnet as Executive Vice President and Chief Financial Officer in February 2003.

(3)	Mr. Habig joined Verticalnet on January 30, 2004 as a result of the Tigris acquisition. Mr. Habig’s other compensation represents his 401(K) match.

(4)	Mr. Bailey joined Verticalnet on July 19, 2004 as a result of the B2eMarkets acquisition and subsequently resigned effective December 31, 2004. Mr. Bailey’s other compensation represents an incentive payment that was due him as a result of the sale of B2eMarkets to Verticalnet.

(5)	Mr. Kuhn has served as General Counsel since October 2002.

(6)	Mr. Lentz’s Restricted Stock Award vested 33% on February 10, 2004 and will vest 16.75% every six months thereafter. As of December 31, 2004, the aggregate value of this award was $122,354.

(7)	Mr. Lentz’s Restricted Stock Award vested 25% every six months from its grant date of December 23, 2002. As of December 31, 2004, the aggregate value of this award was $160,000.

(8)	Mr. Godick’s Restricted Stock Award vested 33% on February 10, 2004 and will vest 16.75% every six months thereafter. As of December 31, 2004, the aggregate value of this award was $91,765.

(9)	Mr. Godick’s Restricted Stock Award vested 25% every six months from its grant date of February 6, 2003. As of December 31, 2004, the aggregate value of this award was $120,000.

(10)	Mr. Kuhn’s Restricted Stock Award vested 33% on February 10, 2004 and will vest 16.75% every six months thereafter. As of December 31, 2004, the aggregate value of this award was $61,176.

(11)	Represents RSU grants, therefore no dividends will be paid on these grants.

Shareholder Communications

The Board will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, Mr. Nickolas, the Chairman of the Nominating and Corporate Governance Committee, is primarily responsible for monitoring communications from shareholders and for providing copies or summaries of such communications to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that Mr. Nickolas as the Chairman of the Nominating and Corporate Governance Committee considers to be important to the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs and personal grievances.

Shareholders who wish to send communications on any topic to the Board should address such communications in care of Christopher G. Kuhn, Secretary, at Verticalnet, Inc., 400 Chester Field Parkway, Malvern, Pennsylvania 19355.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee, as well as the report of the Compensation Committee and the performance graph included elsewhere in this proxy statement, do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing Verticalnet makes under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Verticalnet specifically incorporates these reports or the performance graph by reference therein.

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s financial reporting process and internal controls. Management is responsible for the Company’s internal controls and financial reporting processes. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with the preparation and filing of Verticalnet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, the Audit Committee (i) reviewed and discussed Verticalnet’s audited consolidated financial statements for the fiscal year ended December 31, 2004 with Verticalnet’s management and with Verticalnet’s independent registered public accounting firm, KPMG LLP, (ii) discussed with KPMG LLP the matters required to be discussed by the Rules of the Securities and Exchange Commission and the standards of the Public Company Accounting Oversight Board (United States), (iii) received from KPMG LLP written affirmation of their independence, and discussed with KPMG LLP that firm’s independence and (iv) considered whether KPMG LLP’s provision of non-audit services was compatible with maintaining that firm’s independence. Based on the review and discussions referred to above, among other things, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2004 be included in Verticalnet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Vincent J. Milano, Chairman Jeffrey C. Ballowe Gregory G. Schott

Independent Registered Public Accounting Firm

KPMG LLP audited Verticalnet’s consolidated financial statements for the year ended December 31, 2004. The Audit Committee of the Board of Directors, consistent with provisions of the Sarbanes-Oxley Act, has selected KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005.

One or more representatives of KPMG LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

2004 and 2003 Summary of Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees paid for professional audit services rendered by KPMG LLP for the audit of the Company’s annual consolidated financial statements for 2004 and 2003, and fees billed for other services rendered by KPMG LLP.

	2004	2003
Audit fees	$371,000	$241,141
Audit-related fees (1)	137,200	96,800

Audit and audit-related fees	508,200	337,941
Tax fees (2)	7,000	17,950
All other fees (3)	—	1,600

Total fees	$515,200	$357,491

(1)	Audit-related fees consist principally of fees for performing due diligence services.

(2)	Tax fees consist of fees for tax consultation services.

(3)	Secretarial services performed during dissolution of a foreign subsidiary.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services to be Provided by Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of the retention of the independent registered public accounting firm for the performance of all audit and lawfully permitted non-audit services and regarding pre-approval of the fees for such services. On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests prior to the rendering of such services after due consideration of the effect of the performance thereof on the independence of the independent registered public accounting firm and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm to provide these services, as well as certain fee levels for these services. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the pre-approved fee levels. The Audit Committee also has delegated the ability to pre-approve audit and lawfully permitted non-audit services to Mr. Milano, provided that any pre-approvals by Mr. Milano are reported to the full Audit Committee at its next scheduled meeting.

The prior approval of the Audit Committee was obtained for all services provided by KPMG LLP in 2004.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors, which reviews Verticalnet’s general compensation policies and approves incentive compensation and stock option plans, has furnished the following report on executive compensation for 2004. All matters approved by the Compensation Committee were recommended to the full Board for final approval.

What is Verticalnet’s Philosophy of Executive Officer Compensation?

Verticalnet’s philosophy of executive officer compensation is designed to align the interests of executive officers with the short- and long-term interests of Verticalnet’s shareholders, to retain key executives and to attract new talented executives. Towards that goal, the compensation program for executives consists of three key elements:

•	A base salary,

•	A performance-based annual bonus, and

•	Periodic grants of stock options and/or restricted stock.

The Compensation Committee believes that this approach best serves the interests of Verticalnet and its shareholders. Verticalnet operates in a challenging and competitive environment, so the Compensation Committee must ensure that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders. Under this approach, a significant portion of an executive officer’s total compensation is tied to performance — namely, the annual bonus, stock options and restricted stock. The variable annual bonus permits individual performance to be recognized on an annual basis, and is based, in significant part, on an evaluation of the contribution made by the executive officer to Verticalnet’s performance. Stock options and restricted stock relate a significant portion of long-term remuneration directly to stock price appreciation realized by Verticalnet’s shareholders.

Base Salary: Base salaries for Verticalnet’s executive officers, as well as changes in such salaries, are determined after considering numerous factors including:

•	Competitive salaries;

•	The nature of the officer’s position and its subjective importance to Verticalnet’s success;

•	Level of experience;

•	Expected amount of individual responsibility; and

•	General market conditions.

Annual Bonus: Annual bonuses for executive officers of Verticalnet are based on the achievement of goals pertaining to financial and operating objectives, individual objectives, and goals relating to targets for areas of responsibility. The bonus plan weighs the objective goals more heavily than the subjective targets. The Compensation Committee and the Board determined that during 2004 some of the Company’s strategic objectives, such as growth through acquisitions and capital fundraising, had been successfully accomplished. However, those successes were offset by the Company’s failure to achieve certain revenue targets later in the year. Thus, the Committee and Board determined that (i) only one-half of the bonuses originally accrued during the year would be paid and (ii) an exclusively cash bonus was not warranted. In lieu of a full cash bonus, the executive team was awarded a bonus partially in cash and partially in restricted stock units. The cash portion of the bonus was equal to two-thirds of the total bonus amount, to be paid in three equal installments on April 15, 2005, July 15, 2005 and October 15, 2005, and is guaranteed to be paid even if the executive’s employment were to terminate prior to the payment date. The portion of the bonus payable in restricted stock units is equal to one-third of the total bonus amount. The total amount of units awarded is calculated by dividing one-third of the gross amount of the bonus by the closing price of the Company’s stock ($1.15) on March 2, 2005, the date of the grant. 100% of the units vest on March 1, 2006, provided the employee is still employed by the Company on such date.

The Compensation Committee reevaluates the performance targets each year to reflect Verticalnet’s goals for the coming year.

Stock Options and Restricted Stock Units: The Compensation Committee has utilized stock options and grants of restricted stock units to motivate and retain executive officers. The Compensation Committee believes that this form of compensation closely aligns the officers’ interests with those of shareholders and provides an incentive to building long-term shareholder value. Options are typically granted annually and are subject to vesting provisions to encourage executive officers to remain employed with Verticalnet. Similarly, restricted stock units are granted at the inception of employment and thereafter on a periodic basis. Each executive officer receives stock options and/or restricted stock units based upon that officer’s relative position, responsibilities and his or her anticipated performance and responsibilities. Additionally, the Compensation Committee reviews the prior level of grants to the executive officers and to other members of senior management, including the number of shares that continue to be subject to vesting under outstanding options, in setting the level of options to be granted to the executive officers. Stock options are granted at the market price on the date of grant and provide value only if the price of Verticalnet’s common stock is over the exercise price on the date of exercise. Restricted stock units are granted at a price of $.01 per share.

In February 2005, the Board determined that instead of a single option grant to executives, the annual option grant would be granted quarterly, subject to the discretion of the Compensation Committee, and based upon Company performance over the course of the year. The amount of any quarterly grant, the form of the grant (options, restricted stock or restricted stock units) and the exercise price of any grant will be determined by the Compensation Committee each quarter. For the first quarter of 2005, the Board granted the executive team approximately 25% of the expected annual grant in options, which options were granted at an exercise price of $1.38, or 120% of the closing price ($1.15) on the date of grants (March 2, 2005). 25% of the options vest on the one-year anniversary of the grant, and the remaining 75% vest monthly over 36 months thereafter.

How was the Chief Executive Officer Compensated?

In 2004, Mr. Lentz received an annual salary of $382,083 and received various grants totaling 114,514 options and 76,471 restricted stock units. In February 2005, Mr. Lentz received an annual bonus equal to $95,000; two-thirds of the bonus will be payable in cash in three equal installments of $21,111 each, payable on April 15, 2005, July 15, 2005 and October 15, 2005, and is guaranteed to be paid even if Mr. Lentz’s employment were to terminate prior to the payment date; one-third was paid by the grant of 27,778 Restricted Stock Units. 100% of the units vest on March 1, 2006, provided Mr. Lentz is still employed by the Company on such date.

The Compensation Committee and the Board of Directors believe that the salary, bonus, and benefits received by Mr. Lentz were merited by the enhanced financial condition of the Company during 2004, the Board’s and the Committee’s determination that the Company had become more competitive in its market space during 2004, Mr. Lentz’s experience and knowledge of the Company, and Mr. Lentz’s outstanding leadership of the Company during the year.

How is the Company Addressing Internal Revenue Code Limits On Deductibility Of Compensation?

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the individuals named in the Summary Compensation Table. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee currently intends to structure performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements.

The Compensation Committee reserves the authority to award non-deductible compensation as it may deem appropriate. Because of uncertainty surrounding the interpretation of Section 162(m), the committee can give no assurance, notwithstanding Verticalnet’s efforts, that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

THE COMPENSATION COMMITTEE

Jeffrey C. Ballowe, Chairman Walter W. Buckley, III Gregory G. Schott

Compensation Committee Interlocks and Insider Participation

None of the executive officers, directors, or Compensation Committee members presently serve, or in the past served, on the compensation committee of any other company whose directors or executive officers served on our Compensation Committee.

Employment, Termination of Employment and Change-in-Control Agreements

The Company entered into employment agreements with the following executives on the terms as set forth below:

As of November 13, 2002, the Company entered into an employment agreement with Nathanael V. Lentz with an initial salary of $350,000 per annum. The agreement has a term of two years, with automatic renewal unless either party gives at least one-year advance notice of non-renewal. The agreement has a target bonus of 50% of salary, which is not guaranteed. If Mr. Lentz is terminated without cause (with one month advance notice of termination without cause), then he will receive, in exchange for a mutual general release, a lump sum payment equal to salary for one year and a pro rata portion of any target bonus Mr. Lentz would have earned in the year of termination. In addition, he would receive healthcare coverage paid by the Company for one year; unvested options granted during 2001 would be accelerated for a period equal to six months plus one additional month for each month that the executive has been employed by the Company; all vested options granted during 2001 would be exercisable for five years after termination of employment. Upon a “change of control,” Mr. Lentz’s outstanding restricted stock units would become fully vested. If within two years after a change of control, Mr. Lentz is terminated without cause or chooses to leave for “good reason,” then he will receive the termination without cause benefits above, and a change in control bonus equal to, if the change in control occurs during the first year of employment, a pro rata portion of the target bonus for that year, and, if the change in control occurs after one year of employment, the entire target bonus for the year in which the change in control takes place. The agreement provides for a cap to the executive’s compensation if it produces a greater net benefit than an uncapped award would after accounting for the increased tax obligation resulting from being an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code. The agreement defines “good reason” after a change of control as (1) the executive is transferred more than 50 miles without consent; (2) a material reduction of authority, duties, or responsibilities after reasonable notice and a chance to cure; (3) any failure of the Company materially to comply with and satisfy the terms of the agreement; or (4) non-renewal of the agreement by the Company.

As of February 3, 2003, the Company entered into an employment agreement with Gene S. Godick to be the Company’s Chief Financial Officer with an initial salary of $300,000 per annum. The agreement has a term of two years, with automatic renewal unless either party gives at least one-year advance notice of non-renewal. The agreement has a target bonus of 40% of salary, which is not guaranteed. The agreement provides for a grant of 100,000 stock options and 75,000 restricted stock units. If Mr. Godick is terminated without cause (with one month advance notice of termination without cause), then he will receive, in exchange for a mutual general release, a lump sum payment equal to salary for one year and a pro rata portion of any target bonus Mr. Godick would have earned in the year of termination. In addition, the Company will pay healthcare coverage for one year and all vested options granted would be exercisable for one year after termination of employment. Upon a “change of control,” Mr. Godick’s outstanding stock options and restricted stock units would become fully vested. If within two years after a change of control, the executive is terminated without cause or chooses to leave for “good reason,” then the executive will receive the termination without cause benefits above, and a “change in control bonus” equal to, if the change in control occurs prior to November 13, 2003, a pro rata portion of the target bonus for that year, and, if the change in control occurs after November 13, 2003, the entire target bonus for the year in which the change in control takes place. The agreement provides for a cap to the executive’s compensation if it produces a greater net benefit than an uncapped award would after accounting for the increased tax obligation resulting from being an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code. The agreement defines “good reason” after a change of control as (1) the executive is transferred more than 50 miles without consent; (2) a material reduction of authority, duties, or responsibilities after reasonable notice and a chance to cure; (3) any failure of the Company materially to comply with and satisfy the terms of the agreement; or (4) non-renewal of the agreement by the Company.

As of January 30, 2004, the Company entered into an employment agreement with Brent Habig to be the Company’s Executive Vice President of Sales and Consulting with an initial salary of $300,000 per annum. The agreement has a term of two years, with automatic renewal unless either party gives at least one-year advance notice of non-renewal. The agreement has a target bonus of 40% of salary, which is not guaranteed. If Mr. Habig is terminated without cause (with one month advance notice of termination without cause), then he will receive, in exchange for a mutual general release, a lump sum payment equal to salary for one year and a pro rata portion of any target bonus Mr. Habig would have earned in the year of termination. In addition, the Company will pay healthcare coverage for one year, all vested options granted would be exercisable for one year after termination of employment, and Mr. Habig’s non-competition agreement would be modified to reduce the period of non-competition to six months. If within two years after a change of control, Mr. Habig is terminated without cause or chooses to leave for “good reason,” then Mr. Habig will receive the termination without cause benefits above, but any vested options would only be exercisable for 90 days after termination of employment. The agreement provides for a cap to Mr. Habig’s compensation if it produces a greater net benefit than an uncapped award would after accounting for the increased tax obligation resulting from being an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code. The agreement defines “good reason” after a change of control as (1) Mr. Habig is transferred more than 50 miles without consent; (2) a material reduction of authority, duties or responsibilities after reasonable notice and a chance to cure; (3) any failure of the Company materially to comply with and satisfy the terms of the agreement; or (4) non-renewal of the agreement by the Company.

As of July 19, 2004, the Company entered into an employment agreement with Orville A. Bailey to be the Company’s Executive Vice President of Alliances and Business Development with an initial salary of $300,000 per annum. Mr. Bailey resigned effective December 31, 2004, although he had ceased to function as an executive officer as of December 1, 2004. There is no agreement between the Company and Mr. Bailey regarding additional termination benefits. The employment agreement had a term of two years, with automatic renewal unless either party gave at least one-year advance notice of non-renewal. The agreement had a target bonus of 40% of salary, which was not guaranteed. The agreement provided for a grant of 190,000 stock options, subject to certain conditions which were not satisfied prior to Mr. Bailey’s resignation. Mr. Bailey was not granted any options during 2004 or thereafter. When the agreement was in effect, it provided that if Mr. Bailey were to be terminated without cause (with one month advance notice of termination without cause), then he would receive, in exchange for a mutual general release: a lump sum payment equal to salary for one year and a pro rata portion of any target bonus Mr. Bailey would have earned in the year of termination. In addition, the Company would have paid healthcare coverage for one year, all vested options granted would have been exercisable for one year after termination of employment and Mr. Bailey’s non-competition agreement would have been modified to reduce the period of non-competition to six months. If within two years after a change of control, Mr. Bailey were to be terminated without cause or chose to leave for “good reason,” then Mr. Bailey would have received the termination without cause benefits above, but any vested options would only have been exercisable for 90 days after termination of employment. The agreement provided for a cap to Mr. Bailey’s compensation if it produced a greater net benefit than an uncapped award would after accounting for the increased tax obligation resulting from being an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code. The agreement defined “good reason” after a change of control as (1) Mr. Bailey is transferred more than 50 miles without consent; (2) a material reduction of authority, duties, or responsibilities after reasonable notice and a chance to cure; (3) any failure of the Company materially to comply with and satisfy the terms of the agreement; or (4) non-renewal of the agreement by the Company.

As of December 16, 2002, the Company entered into an employment agreement with Christopher G. Kuhn to be the Company’s General Counsel with an initial salary of $165,000 per annum. The agreement has a term of one year, with automatic renewal unless either party gives at least one-year advance notice of non-renewal. If Mr. Kuhn is terminated without cause (with one month advance notice of termination without cause), then he will receive, in exchange for a mutual general release: a lump sum payment equal to salary for three months and a pro rata portion of any bonus Mr. Kuhn would have earned in the year of termination. In addition, the Company will pay healthcare coverage for six months; unvested options would be accelerated and all vested options would be exercisable for 90 days after termination of employment. If within one year after a change of control, the executive is terminated without cause or chooses to leave for “good reason,” then the executive will receive the termination without cause benefits above, except Mr. Kuhn will receive a lump sum payment equal to salary for six months. The agreement provides for a cap to the executive’s compensation if it produces a greater net benefit than an uncapped award would after accounting for the increased tax obligation resulting from being an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code. The agreement defines “good reason” after a change of control as (1) the executive is transferred more than 50 miles without consent; (2) a material reduction of authority, duties, or responsibilities after reasonable notice and a chance to cure; (3) any failure of the Company materially to comply with and satisfy the terms of the agreement; or (4) non-renewal of the agreement by the Company.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of May 31, 2005 by the following:

•	each of our directors,

•	each of our named executive officers (as defined in the “Summary Compensation Table” section of this proxy statement), and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules promulgated by the Securities and Exchange Commission. Under these rules, an individual or entity is deemed to be the beneficial owner of a security if that individual or entity has or shares voting power or investment power with respect to such security. Voting power includes the power to vote or to direct the voting of a security. Investment power includes the power to dispose of or to direct the disposition of a security. An individual or entity is also deemed to be the beneficial owner of shares of common stock that could be issued upon the exercise of outstanding options and warrants held by such individual or entity that were exerciseable as of May 31, 2005 or exerciseable within sixty (60) days of May 31, 2005.

Unless otherwise indicated, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name	Aggregate Number of Shares Beneficially Owned (1)	Acquirable Within 60 days (2)	Total Beneficial Ownership	Percent of Shares Outstanding (3)
Gregory G. Schott	—	25,000	25,000	*
Nathanael V. Lentz	20,380	702,022	722,402	1.7%
Jeffrey C. Ballowe	116,630	28,714	145,344	*
Robert F. Bernstock	—	41,288	41,288	*
Walter W. Buckley, III (4) (5) (6)	2,922,953	57,862	2,980,815	6.9%
Michael J. Hagan	160,412	40,769	201,181	*
Vincent J. Milano	—	25,000	25,000	*
John N. Nickolas	—	25,000	25,000	*
Mark L. Walsh	130,944	101,235	232,179	*
Darryl E. Wash (7) (8)	907,198	25,000	932,198	2.2%
Gene S. Godick	10,000	477,390	487,390	1.1%
Brent W. Habig	923,852	112,500	1,036,352	2.4%
Orville A. Bailey (9)	126,550	—	126,550	*
Christopher G. Kuhn	180	221,729	221,909	*

All directors and executive officers as a group (14 persons)	5,319,099	1,883,509	7,202,608	16.8%

*	Represents less than 1% of Verticalnet’s outstanding common stock.

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.

(2)	Unless otherwise noted, reflects the number of shares that could be purchased by exercise of options available at May 31, 2005 or within 60 days thereafter under Verticalnet’s stock option plans or warrants that are currently exercisable.

(3)	Based on 42,908,785 shares of common stock outstanding (including 702,927 shares subject to an escrow agreement in connection with the acquisition of B2eMarkets) at May 31, 2005.

(4)	Includes 2,917,794 shares owned by an affilite of Internet Capital Group, for which Mr. Buckley serves as the president. Mr. Buckley disclaims beneficial ownership to all shares held by the affiliate of Internet Capital Group.

(5)	Includes 47,862 shares of common stock issuable upon the exercise of warrants held by an affiliate of Internet Capital Group. Mr. Buckley serves as the chief executive officer and chairman of the board of Internet Capital Group as well as president of the affiliated company. Mr. Buckley disclaims beneficial ownership of Verticalnet’s warrants and all shares held by the affiliate of Internet Capital Group.

(6)	Includes options to purchase 10,000 shares which Mr. Buckley holds for the exclusive economic benefit of an affiliate of Internet Capital Group. Mr. Buckley disclaims beneficial ownership to all shares held by the affiliate of Internet Capital Group.

(7)	Includes 818,743 shares owned by Ascend Ventures, LP. Mr. Wash is the managing partner of Ascend Ventures, LP. Mr. Wash disclaims beneficial ownership of these shares in their entirety.

(8)	Includes 88,455 shares owned by Halo-B2eMarkets, LLC. Mr. Wash is the managing member of Halo-B2eMarkets, LLC. Mr. Wash disclaims beneficial ownership of these shares in their entirety.

(9)	Mr. Bailey joined Verticalnet on July 19, 2004 as a result of the B2eMarkets acquisition and subsequently resigned effective December 31, 2004. The number of shares shown as beneficially owned by Mr. Bailey is as of March 1, 2005 as disclosed in the Annual Report on Form 10-K filed March 31, 2005.

Stock Ownership

Except as set forth in the following table, Verticalnet knows of no single person or group that is the beneficial owner of more than 5% of Verticalnet’s common stock as of May 31, 2005.

Name And Address Of Beneficial Owner	Amount And Nature of Beneficial Ownership		Percent of Class (3)
Internet Capital Group, Inc. (1) 690 Lee Road, Suite 310 Wayne, PA 19087	2,965,656	(2)	6.9%

(1)	The shares are held by ICG Holdings, Inc. a wholly owned subsidiary of Internet Capital Group, Inc.

(2)	Includes 47,862 shares of common stock issuable upon the conversion of warrants. Excludes 12,566 shares owned or acquirable by Walter W. Buckley III. Mr. Buckley disclaims beneficial ownership of all shares held by Internet Capital Group or its affiliate. Mr. Buckley is the chief executive officer and chairman of the board of Internet Capital Group and president of ICG Holdings, Inc.

(3)	As of May 31, 2005 there were 42,908,785 shares of common stock outstanding (including 702,927 shares subject to an escrow arrangement in connection with the B2eMarkets acquisition).

Option Grants in Last Fiscal Year

The table below shows information about stock options granted during fiscal 2004 to each of the named executive officers:

	Individual Grants							Potential Realizable Value at Assumed Annual Rate of Stock Appreciation for Option Term (4)
	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees		Exercise price per share	Market Price on Grant Date	Expiration Date	0%	5%	10%
Nathanael V. Lentz	38,043 76,471	(1) (2)	0.88 1.77	% %	1.20 2.99	2.99 2.99	02/10/2014 02/10/2014	$68,097 —	$139,633 143,796	$249,383 364,406
Gene S. Godick	26,087 57,353	(1) (2)	0.61 1.33	% %	1.20 2.99	2.99 2.99	02/10/2014 02/10/2014	46,696 —	95,750 107,846	171,008 273,304
Brent W. Habig	150,000	(3)	3.48%		3.05	3.05	01/30/2014	—	287,719	729,137
Orville A. Bailey	—		—		—	—	—	—	—	—
Christopher G. Kuhn	10,761 38,235	(1) (2)	0.25 0.89	% %	1.20 2.99	2.99 2.99	02/10/2014 02/10/2014	19,262 —	39,497 71,897	70,541 182,201

(1)	100% of the grant vested on February 10, 2005.

(2)	33% of the grant vested on February 10, 2005. The remainder of the grant will vest at 16.75% every six months through February 10, 2007.

(3)	25% of the grant vested on July 30, 2004 and January 30, 2005. 25% of the grant will vest on July 30, 2005 and the remainder will vest on January 30, 2006.

(4)	These columns show gains that may exist for the respective options, assuming that the market price for the common stock appreciates from the date of grant over a period of ten years at annual rates of growth of 0%, 5%, and 10%, respectively. The 0%, 5%, and 10% rates of growth are mandated by rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 0%, 5%, and 10% levels or at any other defined level.

The table below sets forth information with respect to option exercises during fiscal 2004 by each of the named executive officers and the status of their options at December 31, 2004:

Aggregated Option Exercises during Fiscal 2004 and Option Values on December 31, 2004

	Number of Shares Acquired Upon Exercise Of Options	Value Realized Upon Exercise (1)	Number of Unexercised Options at 12/31/04		Value of Unexercised-In- The-Money Options at 12/31/04 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Nathanael V. Lentz	—	$—	437,890	164,515	$275,670	$52,006
Gene S. Godick	—	—	269,236	133,441	222,486	46,075
Brent W. Habig	—	—	37,500	112,500	—	—
Orville A. Bailey	—	—	—	—	—	—
Christopher G. Kuhn	—	—	147,925	73,997	105,739	22,616

(1)	Represents the difference between the market price on the exercise date and the exercise price, multiplied by the number of options exercised. Does not necessarily reflect the value received if the individual sells the shares acquired by the option exercise, since the market price of the shares at the time of sale may be higher or lower than the market price on the date of exercise.

(2)	Represents the difference between the year-end stock price ($1.61 per share) and the exercise price associated with each option, multiplied by the number of shares underlying the options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and holders of more than 10% of Verticalnet’s common stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission. To the best of Verticalnet’s knowledge, the reports for all officers, directors, and holders of more than 10% of Verticalnet’s common stock were timely filed during 2004, except for the following reports:

Person	Number of Late Filings	Number of Filings Not Made	Explanation
Orville A. Bailey	2	0	Company inadvertently failed to timely file Form 3 and Form 4 with respect to shares acquired pursuant to the acquisition of B2eMarkets, Inc.
Jeffrey C. Ballowe	1	0	Company inadvertently failed to timely file Form 4 with respect to an annual option grant.
Robert B. Bernstock	1	0	Company inadvertently failed to timely file Form 4 with respect to an annual option grant.
Gene S. Godick	1	0	Company inadvertently failed to timely file Form 4 with respect to an annual option grant.
Christopher G. Kuhn	1	0	Company inadvertently failed to timely file Form 4 with respect to an annual option grant.
Nathanael V. Lentz	1	0	Company inadvertently failed to timely file Form 4 with respect to an annual option grant.
Mark L. Walsh	1	0	Mr. Walsh inadvertently failed to timely file a Form 4 with respect to an annual option grant.
Darryl E. Wash	1	0	Company inadvertently failed to timely file Form 3 with respect to shares acquired pursuant to the acquisition of B2eMarkets, Inc. Mr. Wash disclaims any beneficial ownership of any shares.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total return of Verticalnet’s common stock with that of the Nasdaq Composite Index and the Nasdaq Computer and Data Processing Index from December 31, 1999 through December 31, 2004. The graph assumes that you invested $100 at the close of market on December 31, 1999 in Verticalnet common stock and $100 was invested at that same time in each of the indexes. The comparison assumes that all dividends, if any, are reinvested. The comparisons in this graph are provided in accordance with Securities and Exchange Commission disclosure requirements and are not intended to forecast or be indicative of the future performance of the common stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG VERTICALNET, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

COMPANY/INDEX NAME	12/31/99	3/31/00	6/30/00	9/30/00	12/31/00	3/31/01	6/30/01	9/30/01	12/31/01
Verticalnet, Inc.	100.00	82.93	45.05	42.84	8.12	2.48	3.04	0.44	1.71
NASDAQ US	100.00	106.80	92.54	77.85	60.30	51.09	51.68	33.63	45.49
NASDAQ Computer & Data Processing	100.00	107.54	87.24	79.37	52.15	34.69	44.06	27.75	37.89

COMPANY/INDEX NAME		3/31/02	6/30/02	9/30/02	12/31/02	3/31/03	6/30/03	9/30/03	12/31/03
Verticalnet, Inc.		0.85	0.20	0.12	0.10	0.09	0.19	0.15	0.14
NASDAQ US		44.84	34.59	28.15	26.40	23.68	29.40	35.87	38.36
NASDAQ Computer & Data Processing		34.60	27.77	21.82	26.84	26.48	30.96	34.04	38.11

COMPANY/INDEX NAME		3/31/04	6/30/04	9/30/04	12/31/04
Verticalnet, Inc.		0.24	0.19	0.15	0.20
NASDAQ US		41.34	39.69	37.79	40.51
NASDAQ Computer & Data Processing		37.41	40.30	37.23	43.05

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies properly completed and returned to Verticalnet will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in the discretion of the proxy holder.

A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2004, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, MAY BE OBTAINED BY SHAREHOLDERS WITHOUT CHARGE BY WRITTEN REQUEST ADDRESSED TO: VERTICALNET, INC., 400 CHESTER FIELD PARKWAY, MALVERN, PENNSYLVANIA 19355, ATTENTION: INVESTOR RELATIONS.

SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

Any shareholder who intends to present a proposal at the 2006 annual meeting of shareholders must deliver the proposal to the Secretary of Verticalnet at 400 Chester Field Parkway, Malvern, Pennsylvania 19355:

•	Not later than December 16, 2005, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; and

•	Not later than March 2, 2006, if the proposal is submitted outside the processes of Rule 14a-8 under the Securities and Exchange Act of 1934, in which case we are not required to include the proposal in our proxy materials. In addition, our bylaws require that we be given advance notice of shareholder nominations for election to our Board of Directors. Such nominations for the 2006 annual meeting of shareholders, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered or mailed by certified mail, return receipt requested to the Secretary, in accordance with our by-laws. Our by-laws also require that such notice contain certain additional information. Copies of our by-laws can be obtained without charge from the Secretary.

By order of the Board of Directors,

Christopher G. Kuhn
Vice President, General Counsel and Secretary
June 27, 2005

PROXY FOR THE

2005 ANNUAL MEETING OF SHAREHOLDERS OF

VERTICALNET, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please sign and date this proxy, and indicate your vote, on the back of this card. Please return this card in the enclosed envelope for receipt by us prior to August 5, 2005 (proxy cards received after 11:59 pm, August 4, 2005 will not be counted). Your vote is important.

When you sign and return this proxy card, you:

Appoint Gene S. Godick, Christopher G. Kuhn and James W. McKenzie, Jr., and each of them, each with the power to appoint his substitute, as proxies to vote the shares as you have instructed on the reverse side of this card, at the annual meeting to be held on August 5, 2005 in the offices of Morgan, Lewis & Bockius, LLP, 1701 Market Street, Philadelphia, Pennsylvania, and at any adjournments or postponements of the meeting;

Authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting; and

Revoke any previous proxy you may have signed.

IF YOU DO NOT SPECIFY HOW YOU WISH TO VOTE, THE PROXIES WILL VOTE “FOR” EACH NOMINEE AND IN THEIR DISCRETION AS TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.

(Continued and to be Signed and Dated on the Reverse Side)

VERTICALNET, INC.

400 CHESTER FIELD PARKWAY MALVERN, PA 19355

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Verticalnet, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

VERTN1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VERTICALNET, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 1.

1. ELECTION OF DIRECTORS

Nominees:

01) Nathanael V. Lentz 02) Vincent J. Milano 03) John N. Nickolas

2. OTHER MATTERS

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

For Withhold For All All All Except

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

NOTE: PLEASE DATE THIS PROXY AND SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD.

Include your title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership. All joint owners must sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date